UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 21, 2019

Myovant Sciences Ltd.

(Exact name of registrant as specified in its charter)

Bermuda	001-37929	98-1343578
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

Suite 1, 3rd Floor 11-12 St. James’s Square London SW1Y 4LB United Kingdom	Not Applicable
(Address of principal executive office)	(Zip Code)

Registrant’s telephone number, including area code:  +44 207 400 3347

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Shares, par value $0.000017727 per share	MYOV	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.

As previously announced, Roivant Sciences Ltd. (“Roivant”), a majority stockholder of Myovant Sciences Ltd. (“Myovant”), and Sumitomo Dainippon Pharma, Co., Ltd. (“Sumitomo”), entered into a Transaction Agreement dated October 31, 2019 (the “Sumitomo-Roivant Agreement”), which provided for, among other things, Sumitomo to acquire all of the Myovant common shares (“Common Shares”) held by Roivant. In addition, as previously announced, Myovant and Sumitomo entered into a letter agreement pursuant to which, among other things, Myovant and Sumitomo would enter into an investor rights agreement and loan agreement upon the closing of the transactions contemplated by the Sumitomo-Roivant Agreement (the “Closing”).

On December 27, 2019, the Closing occurred and, as a result, all of the Common Shares held directly or indirectly by Roivant and not already held by Sumitovant Biopharma Ltd. (formerly known as Vant Alliance Ltd.) (“Sumitovant Biopharma”), a subsidiary of Roivant, were transferred to Sumitovant Biopharma, and all of the outstanding equity of Sumitovant Biopharma was transferred to Sumitomo, resulting in Sumitovant Biopharma directly, and Sumitomo indirectly, owning approximately 45,008,604 Common Shares, or 50.2% of the outstanding Common Shares. In connection with the Closing, Myovant, Sumitomo and Sumitovant Biopharma entered into an Investor Rights Agreement (the “Investor Rights Agreement”), and Myovant, Sumitomo and a subsidiary of Myovant, Myovant Sciences GmbH (“MSG”), entered into a Loan Agreement (the “Loan Agreement”) each as described below.

Investor Rights Agreement

Pursuant to the Investor Rights Agreement, among other things:

1.           Myovant agreed to register for resale the Common Shares held by Sumitovant Biopharma at the request of Sumitovant Biopharma, or to include Common Shares held by Sumitovant Biopharma in a registration statement filed by Myovant for the offer and sale of Common Shares by Myovant, subject to specified conditions and limitations;

2.           Myovant granted to Sumitomo and Sumitovant Biopharma rights to receive specified financial information from Myovant, and inspect Myovant’s facilities, accounts and records, subject to specified limitations;

3.           The Myovant Board of Directors (the “Board”) following the Closing will consist of (i) three Sumitomo-designated directors, who are Myrtle Potter (who shall also serve as the Chair of the Board), Adele Gulfo and Hiroshi Nomura, (ii) three Independent Directors (as defined below), who shall be Terrie Curran, Mark Guinan and Kathleen Sebelius (who shall serve as Lead Independent Director) (collectively, the “Initial Independent Directors”), and (iii) the Principal Executive Officer, who is Lynn Seely. An “Independent Director” is a director who (A) the Board reasonably determines qualifies as an “independent director” under the New York Stock Exchange listing rules, (B) is not and within the last three years has not been a director, officer or employee of an entity of Sumitomo and its affiliated entities (the “Sumitomo Group”), and (C) does not have any immediate family member who is or within the last three year has been a director, officer or employee of an entity within the Sumitomo Group;

4.           The Myovant Nominating and Corporate Governance Committee following the time the Bye-Laws (as defined in Item 5.03 below) become effective will consist of (i) two Sumitomo-designated directors, who are Adele Gulfo and Myrtle Potter, and (ii) one Independent Director, who is Terrie Curran;

5.           The Myovant Compensation Committee following the time the Bye-Laws become effective will consist of (i) one Sumitomo-designated director, who is Hiroshi Nomura, and (ii) two Independent Directors, who are Terrie Curran and Kathleen Sebelius;

6.           The Audit Committee following the Closing will consist of the three Independent Directors, who are Terrie Curran, Mark Guinan and Kathleen Sebelius;

7.           At all times until the Sumitomo Group holds no longer holds more than 50% of the outstanding Common Shares, among other things:

(i)           the Audit Committee of the Board will be composed solely of three Independent Directors, each of whom is an Initial Independent Director or has been nominated or appointed to the Board in accordance with specified provisions of the Bye-Laws, and at least one of whom will meet the requirements of an “Audit Committee financial expert” as such term is defined in Item 407(d)(5) of Regulation S-K under the Exchange Act;

(ii)          the Nominating and Corporate Governance Committee of the Board will be composed of (A) two Sumitomo-designated directors and (B) one Independent Director who also a member of the Audit Committee;

(iii)         the Compensation Committee of the Board will be composed of (A) one Sumitomo-designated director and (B) two Independent Directors, each of whom is also a member of the Audit Committee;

(iv)         except as may be required by applicable laws, regulations or stock exchange rules, any other standing or ad hoc committee of the Board will be composed of a majority of Sumitomo-designated directors, subject to specified exceptions;

(v)          specified provisions of the Bye-Laws may not be amended, revised or removed without the prior written consent of Sumitovant Biopharma; and

(vi)         all entities within the Sumitomo Group will vote the Common Shares owned by them in connection with any election of Independent Directors in a manner that is either in accordance with the recommendation of the Board or in direct proportion to the manner in which the Myovant shareholders not affiliated with the Sumitomo Group vote their Common Shares in respect of the election of such Independent Directors.

8.           A standstill provision (the “Standstill Provision”), which provides that until the earlier of such time as (A) the Sumitomo Group owns less than 35% of the outstanding Common Shares, (B) another entity beneficially owns a majority of the outstanding Common Shares, (C) the completion of a merger, consolidation or other business combination or transaction to which Myovant is a party (but to which no member of the Sumitomo Group is a party) if the shareholders of Myovant immediately prior to the effective date of such transaction beneficially own less than 50% of the outstanding voting securities power of the surviving corporation following such transaction, (D) a sale of all or substantially all of Myovant’s assets, (E) a bankruptcy or liquidation of Myovant, or (C) specified transactions in which the Sumitomo Group acquires all of the outstanding Common Shares of Myovant or its assets (any such event, a “Standstill Termination Event”), no member of the Sumitomo Group will make a tender offer, exchange offer, merger proposal or any other offer the effect of which if completed would result in the Sumitomo Group holding beneficial ownership of greater than 60% of the outstanding voting power of Myovant or acquiring all or substantially all of Myovant’s assets unless such transaction is effected (a) in accordance with a specified provision of Myovant’s Bye-Laws or (b) in compliance with the following:

(i)          A member of the Sumitomo Group may, at any time, propose, negotiate and consummate a transaction at the written request of a majority of the members of the Audit Committee that would result in the Sumitomo Group owning all of the Common Shares or assets of Myovant, subject to an obligation that such transaction receive approval of a majority of the Common Shares not owned by the Sumitomo Group (a “Qualified Acquisition Transaction”);

(ii)         Any member of the Sumitomo Group may, at any time, make a proposal on a confidential basis to the Audit Committee; provided that after the three-year anniversary of the Closing, this requirement with respect to a Qualified Acquisition Transaction will only require a period of confidential discussions with the Audit Committee prior to making a public announcement thereof and except disclosures that are required by law;

(iii)        Until the three-year anniversary of the Closing, be subject to approval by the Audit Committee, and

(iv)        The closing of any such transaction is conditioned (which condition may not be waived) on a majority of the outstanding Common Shares held by entities not affiliated with the Sumitomo Group being voted in favor of such transaction.

9.           Until a Standstill Termination Event, except for an acquisition transaction governed by the Standstill Provision, certain specified Myovant corporate actions will not be taken without approval by the Audit Committee, including:

(i)           any services to be provided by the Sumitomo Group to Myovant which would require disclosure pursuant to SEC rules or specified other transactions with the Sumitomo Group;

(ii)          amendments to specified provisions of Myovant’s organizational document or agreements;

(iii)         the taking of specified actions or amendments of the Loan Agreement; or

(iv)         amending the Investor Rights Agreement in a manner that would expand the Sumitomo Group’s rights, or reduce its obligations, under the Investor Rights Agreement.

10.         At all times that the Sumitomo Group hold more than 50% of the outstanding Common Shares, the Sumitomo Group, by purchasing Common Shares in the open market or from the Company in certain specified circumstances, will have the right to maintain its percentage ownership in Common Shares in the event of a financing event or acquisition event conducted by Myovant, or specified other events, subject to specified conditions.

The description of the Investor Rights Agreement contained herein does not purport to be complete and is qualified in its entirety by reference to the complete text of the Investor Rights Agreement, which will be filed as an exhibit to Myovant’s Quarterly Report on Form 10-Q for the quarter ending December 31, 2019.

Loan Agreement

Pursuant to the Loan Agreement Sumitomo agreed to make revolving loans to MSG in an aggregate principal amount up to $400 million. MSG is borrowing approximately $113.7 million to repay the outstanding obligations of Myovant and its subsidiaries under the loan and security agreement with Hercules Capital Inc. and the securities purchase agreement with NovaQuest Pharma Opportunities Fund IV, L.P. and the other purchasers party thereto and to pay for certain costs and expenses.

The Loan Agreement will terminate, and all obligations thereunder will become due and payable, on the fifth anniversary of the closing date. Pursuant to the Loan Agreement, until the date occurring three months prior to the fifth anniversary of the closing date, MSG will be entitled to borrow amounts on a quarterly basis to cover budgeted expenses for such quarter. If Sumitomo fails to own at least a majority of the outstanding common shares of Myovant, it may become unlawful under Japanese law for Sumitomo to fund loans to MSG, in which case MSG would not be able to continue to borrow amounts under the Loan Agreement. Interest on outstanding loans under the Loan Agreement will accrue at a rate per annum equal to 3-month LIBOR plus 3% and will be payable quarterly on the last day of each calendar quarter. Loans under the Loan Agreement are prepayable at any time without premium or penalty upon 10 business days’ prior written notice.

MSG’s obligations under the Loan Agreement are guaranteed on a full and unconditional basis by Myovant and Myovant’s other subsidiaries. The loans and other obligations are the senior unsecured obligations of Myovant, MSG and the subsidiary guarantors.

The Loan Agreement includes customary representations and warranties and affirmative and negative covenants. The Loan Agreement also includes customary events of default, including payment defaults, breaches of representations and warranties, breaches of covenants following any applicable cure period, cross acceleration to certain other debt, failure to pay certain final judgments, certain events relating to bankruptcy or insolvency and failure of material provisions of the loan documents to remain in full force and effect or any contest thereto by Myovant or any of its subsidiaries. Upon the occurrence of an event of default, a default interest rate of an additional 5.0% will apply to the outstanding principal amount of the loans, Sumitomo may terminate its obligations to make loans to MSG and declare the principal amount of Loans to immediately due and payable, and Sumitomo may take such other actions as set forth in the Loan Agreement. Upon the occurrence of certain bankruptcy and insolvency events, the obligations of Sumitomo to make loans to MSG would automatically terminate and the principal amount of the loans would automatically become due and payable. In addition, if it becomes unlawful for Sumitomo to maintain the loans under the Loan Agreement, MSG would be required to repay the outstanding principal amount of the Loans.

The description of the Loan Agreement contained herein does not purport to be complete and is qualified in its entirety by reference to the complete text of the Loan Agreement, which will be filed as an exhibit to Myovant’s Quarterly Report on Form 10-Q for the quarter ending December 31, 2019.

In connection with the entering into of the Loan Agreement, Myovant obtained waivers from each of Hercules Capital Inc. and NovaQuest Pharma Opportunities Fund IV, L.P. to repay the outstanding obligations of Myovant and its subsidiaries under the loan and security agreement with Hercules Capital Inc. and the securities purchase agreement with NovaQuest Pharma Opportunities Fund IV, L.P.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 above under the caption “Loan Agreement” is incorporated by reference here.

Item 2.04	Triggering Events That Accelerate of Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

The information set forth in Item 1.01 above under the caption “Loan Agreement” is incorporated by reference here.

Item 3.03	Material Modification to Rights of Security Holders.

The information set forth in Item 5.03 below is incorporated by reference here.

Item 5.01	Changes in Control of Registrant.

As described in Item 1.01 above, on December 27, 2019, at the Closing Sumitomo and Sumitovant Biopharma acquired from Roivant approximately 45,008,604 Common Shares, or 50.2% of the outstanding Common Shares, and as a result became a majority owner of Common Shares. The total consideration attributed to the acquisition of the equity of Sumitovant Biopharma under the Sumitomo-Roivant Agreement was approximately $2.0 billion, a portion of which was for the acquisition of the Common Shares.  Because Sumitomo's acquisition of the Common Shares owned by Roivant was only one component of the transactions contemplated by the Sumitomo-Roivant Agreement, the parties to the Sumitomo-Roivant Agreement did not indicate or assign a specific consideration amount with respect to Sumitomo's acquisition of control of Myovant from Roivant. The source of the funds to purchase the equity of Sumitovant Biopharma was from a 270.0 billion yen loan facility entered into between Sumitomo and Sumitomo Mitsui Banking Co.

The information set forth in Item 1.01 above is incorporated by reference here.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Resignation of Directors

In connection with the transactions contemplated by the Investor Rights Agreement, on December 21, 2019 Vivek Ramaswamy, and on December 22, 2019 Frank Torti, M.D., resigned as directors of Myovant, contingent upon the Closing occurring.

Appointment of Directors

By action taken by the Board on December 22, 2019, effective on December 27, 2019, each of Adele Gulfo and Hiroshi Nomura were appointed by the Board as directors of Myovant.  Each of Adele Gulfo and Hiroshi Nomura will become members of the Nominating and Corporate Governance Committee, and Mr. Nomura will become a member of the Compensation Committee, on the effective date of the Bye-Laws all pursuant to the terms of the Investor Rights Agreement as set forth above.

In addition, pursuant to the terms of the Investor Rights Agreement the Board formed a Transition Committee consisting of Myrtle Potter, Adele Gulfo and Hiroshi Nomura, which Transition Committee will exist only until the effective time of the Bye-Laws. The Board may not approve any action without the prior recommendation of the Transition Committee that is contrary to Sumitomo’s rights under the Investor Rights Agreement or could reasonably be expected to impair the benefits and protections of the Investor Rights Agreement and the Bye-Laws in favor of Sumitomo.

Hiroshi Nomura will not receive any cash or equity compensation from Myovant as members of the Board or committees of the Board. It has not yet been determined whether or not Myrtle Potter and/or Adele Gulfo will receive any cash or equity compensation from Myovant as members of the Board or committees of the Board.

The information set forth in Item 1.01 above is incorporated by reference here.

Appointment of Officers

On December 22, 2019, the Board made the following appointments:

(i)
Frank Karbe, Myovant’s Principal Financial and Accounting Officer and the Chief Financial Officer of Myovant Sciences, Inc., a wholly-owned subsidiary of Myovant, was also appointed as the President of Myovant Sciences, Inc., to replace Lynn Seely in that position (Dr. Seely continues to serve as Chief Executive Officer of Myovant Sciences, Inc.); and

(ii)
Matthew Lang, Myovant’s General Counsel and Corporate Secretary, was appointed as Myovant Sciences, Inc.’s Chief Administrative and Legal Officer, so that his full title at Myovant Sciences, Inc. is Chief Administrative and Legal Officer, and Corporate Secretary.

Frank Karbe. Mr. Karbe, age 51, has served as Myovant’s Principal Financial and Accounting Officer and as the interim Chief Financial Officer of Myovant Sciences, Inc. since September 2016 and was appointed as Myovant Sciences, Inc.’s Chief Financial Officer in April 2017. From September 2014 to July 2016, Mr. Karbe served as President of The Color Run, a global mass participation events platform, where he was responsible for leading the operational and financial functions. From January 2004 to June 2014, Mr. Karbe was the Executive Vice President and Chief Financial Officer of Exelixis, Inc., a biotechnology company. During his tenure at Exelixis, Mr. Karbe was responsible for leading the finance organization, internal and external communications, business development, information technology, corporate strategy and various other operational functions. Prior to joining Exelixis in 2004, Mr. Karbe worked as an investment banker for Goldman Sachs & Co., where he served most recently as Vice President in the healthcare group advising clients on corporate finance and mergers and acquisitions. Prior to joining Goldman Sachs in 1997, Mr. Karbe held various positions in the finance department of The Royal Dutch/Shell Group in Europe. Mr. Karbe has served as a director of Aduro Biotech, Inc. since April 2019. Mr. Karbe also served as a director of Arbutus Biopharma Corporation from 2010 to 2018. Mr. Karbe received his Diplom-Kaufmann from the WHU-Otto Beisheim Graduate School of Management, Koblenz, Germany.

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On December 22, 2019, the Board approved, subject to shareholder approval, an amendment and restatement of the Myovant bye-laws, to be Myovant’s Fifth Amended and Restated Bye-Laws (the “Bye-Laws”), which amends the Myovant bye-laws as follows:

(i)	remove the provisions that were added in June 2019 providing Roivant with the power, under certain circumstances, to appoint a majority of the directors on the Board and certain related powers;

(ii)
provide that the term “Major Member” means a shareholder that, together with its controlled affiliates, beneficially owns more than 50% of the voting power of all of the Myovant outstanding common shares;

(iii)	revise the definition of “Independent Director” to exclude any director who has specified relationships with a Major Member;

(iv)
remove the requirement that the Audit Committee of the Board, the Compensation Committee of the Board and the Nominating and Corporate Governance Committee of the Board be made up solely of Independent Directors and provide instead that the Audit Committee shall have at least three members, all of whom are Independent Directors, the Compensation Committee shall have three members, at least two of whom are Independent Directors and members of the Audit Committee and at least one of whom is a Sumitomo Director (as defined in the Bye-laws), and the Nominating and Corporate Governance Committee shall have three members, at least one of whom is an Independent Director and a member of the Audit Committee and at least two of whom are Sumitomo Directors;

(v)
delegate to the Nominating and Corporate Governance Committee the authority to set the size of the Board and to nominate director candidates and fill vacancies on the Board, with the exception of candidates to replace, or vacancies in the offices of, at least three Independent Directors who are members of the Audit Committee, which nominations or appointments are to be made through a process under which the Audit Committee proposes nominees or appointees who are then required to be nominated or appointed by the Board unless rejected by the Nominating and Corporate Governance Committee, with alternative processes in the event of such a rejection or failure by the Audit Committee to make a timely proposal;

(vi)	provide that the Board’s power to delegate its powers to committees is subject to the provisions of the Investor Rights Agreement during the Trigger Period (as defined in the Bye-Laws);

(vii)
revise the definition of “Eligible Member” to increase the required voting power of a Member and its affiliates from 3% to 5% and remove provisions with respect to the aggregation of voting power held by members of a group;

(viii)	remove certain supermajority shareholder approval requirements for the amendment of specified provisions of the Bye-Laws;

(ix)	revise provisions with respect to the selection and remuneration of Myovant’s auditor to provide the authority for such actions to the Audit Committee of the Board;

(x)	revise the manner of selection of the person to serve as chairman of meetings of Myovant’s shareholders; and

(xi)	make other minor wording changes and additions, removal and revisions of defined terms.

Myovant anticipates the effective date of the adoption of the Fifth Amended and Restated Bye-Laws to be in late January 2020.

Item 9.01	Financial Statements and Exhibits.

Exhibit Index

Exhibit No.	Description

3.1	Fifth Amended and Restated Bye-Laws (incorporated by reference to Appendix A to the Preliminary Information Statement filed by Myovant on December 23, 2019).

104	Cover Page Interactive Data File - the cover page interactive data file does not appear in the Interactive Data File because its XBRL tags are embedded within the Inline XBRL document.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Myovant Sciences Ltd.

Date: December 29, 2019	By:		/s/ Matthew Lang
		Name:	Matthew Lang
		Title:	General Counsel and Corporate Secretary